Exhibit 10.6

SEPARATION AND EXCHANGE AGREEMENT

between

SAFETY SHOT, INC., a Delaware corporation

CARING BRANDS, INC., a Florida corporation

CARING BRANDS, INC., a Nevada corporation

and

Brian S. John, the representative

Dated as of September 24, 2024

SEPARATION AND EXCHANGE AGREEMENT, dated as of September 24, 2024 between Safety Shot, Inc., a Delaware corporation (the “Company”), Caring Brands, Inc., a Nevada corporation (“CB”), Caring Brands, Inc, a Florida corporation (“CB Florida”) and Brian S. John as the representative of the shareholders of CB Florida and CB (the “Representative”) (the Company, CB, CB Florida and the Representative each a “Party” and together, the “Parties”).

WHEREAS, the Company is a publicly held corporation organized under the laws of the State of Delaware and its shares of common stock are listed and traded on the Nasdaq Stock Market LLC under the symbol SHOT;

WHEREAS, Brian S. John is acting as the representative of the shareholders of CB Florida and CB, as specified in the Schedule I herein;

WHEREAS, the Company along with the other shareholders of CB (collectively the “Transferors”), own 100% of the issued and outstanding shares of common stock of CB Florida, which currently operates the Company’s business segment that creates and sells innovative wellness consumer products industries (the “CB Business”), and owns all of the assets, intellectual property and liabilities related thereto;

WHEREAS, the Parties have determined to effect a separation of the CB Business from the Company (the “Separation”) whereby the CB Business will be contributed to CB and all expenses related thereto shall be the responsibility of CB, in each case, on the terms and subject to the conditions set forth herein;

WHEREAS, to effect the Separation, the assumption of the expenses related to the CB Business shall be in exchange for all of the issued and outstanding shares of common stock of CB Florida, owned by the Transferors (the “CB Florida Shares”); and

WHEREAS, CB intends to file with the Securities and Exchange Commission (“SEC”) a draft Registration Statement on Form S-1 (the “IPO Registration Statement”) to register certain shares of common stock, par value $0.001 (the “CB Common Stock”) to be sold in an initial public offering of CB (the “CB IPO”) and to be distributed to stockholders of the Company as of a record date (the “Record Date”) to be determined by the Company (the “Distribution”), drafts of which will first be confidentially submitted to the SEC.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

Share Exchange

1.01. Share Exchange.

(a)	Share Exchange. On the terms and subject to the conditions set forth in this Agreement, within five (5) business days of the date hereof (the “Effective Time”) the Transferors shall contribute, convey, transfer, assign and deliver to CB, as a contribution, all of their right, title and interest in and to the CB Florida Shares, free and clear of all liens and encumbrances, and in exchange therefor, CB hereby accepts and agrees to assume all obligations with respect to such CB Florida Shares, if any, from and after the Effective Time (the “Share Exchange”).

(b)	Separation. At the Effective Time, the Company will transfer to CB all CB Assets including but not limited to the intellectual property described on Schedule 1,01 hereto.

2

(c) Costs and Expenses for Transfer of Assets and Liabilities. Any costs and expenses incurred to effect any assignment, transfer, conveyance and delivery contemplated by this Section 1.01 shall, except as set forth herein, be the responsibility of the Company. Other than costs and expenses incurred in accordance with the foregoing, nothing in this Section 1.01(b) shall require any Party to incur any material obligation or grant any material concession for the benefit of any member of the other Party in order to effect any transaction contemplated by this Section 1.01. Notwithstanding anything to the contrary in this Agreement, CB shall be liable for the rent of the office space located at 1061 E. Indiantown Rd., Ste. 110, Jupiter, FL 33477, upon CB raising a minimum of $4,000,000 in any public or private offering following the date hereof..

(c) In the event that at any time after the Effective Time, a Party becomes aware that a CB Asset (as defined below) has not been transferred pursuant to Section 1.01(a), the Parties shall cause the prompt transfer of such CB Asset; and

(d) On May 7, 2024 CB paid back a note payable in the amount of $300,000 owed to the Company by CB and any other advances to CB by the Company shall be waived as part of the Share Exchange.

1.02. Licenses, Intellectual Property and other Contracts.

All current contracts and agreements, licenses and intellectual property (the “Assets”) pertaining to the CB Business are in the name of CB Florida. In the event that any Assets necessary to operate the business of CB are in the Company’s name, the Company shall obtain the necessary consents to transfer such Assets to CB.

ARTICLE II

THE CB IPO

2.01. Sole and Absolute Discretion; Cooperation.

The Company and CB shall mutually determine the terms of the CB IPO, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the CB IPO and the timing and conditions to the consummation of the CB IPO. CB shall use its reasonable best efforts to accomplish the CB IPO and shall promptly take any and all actions necessary or desirable to effect the CB IPO, including, without limitation, the registration under the Securities Act of 1933, as amended (the Securities Act”), of shares of CB Common Stock on an appropriate registration form or forms.

2.02. Actions Prior to the CB IPO.

(a) Subject to the conditions specified in this Section 2.02, CB shall use its reasonable best efforts to consummate the CB IPO. Such actions shall include, but not necessarily be limited to, those specified in this Section 2.02.

(b) Registration Statements. CB shall prepare and file the IPO Registration Statement, and shall file such amendments or supplements thereto, and shall use its reasonable best efforts to cause the same to become and remain effective as required by law, including, but not limited to, filing such amendments to the IPO Registration Statement as may be required the SEC or federal, state or foreign securities laws. The IPO Registration Statement and any preliminary, final or supplemental prospectus forming a part of the Registration Statement (each, a “Prospectus”) shall contain such information as is required under the Securities Act. The Company and CB shall also cooperate in preparing, filing with the SEC and causing to become effective a registration statement registering the CB Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c) Company Shares. The Company shall retain 3,000,000 shares of common stock of CB.

(d) CB IPO Consultation. The Company and CB shall consult with each other regarding the timing, pricing and other material matters with respect to the CB IPO.

3

(e) Nasdaq Listing. CB shall prepare, file and use its reasonable best efforts to have the CB Common Stock approved for listing on Nasdaq Capital Markets (“Nasdaq”), subject to official notice of issuance.

(f) Reserved.

(g) CB IPO Costs. CB shall pay all third-party costs, fees and expenses relating to the CB IPO, all of the costs of producing, printing, mailing and otherwise distributing the Prospectus.

(h) CB Directors and Officers. On or prior to the Effective Time, the Company and CB shall take all necessary actions so that, as of such time, the directors and executive officers of CB shall be those set forth in the IPO Registration Statement.

2.03. Conditions Precedent to Consummation of the CB IPO.

(a) Subject to Section 2.01, as soon as practicable after the date of this Agreement, the Parties hereto shall use their reasonable best efforts to satisfy the conditions to the consummation of the CB IPO set forth in this Section 2.03:

(i) The Share Exchange shall have occurred as contemplated by Section 1.01 so that by operation of law CB owns all of the CB Assets or has licenses to any assets necessary to operate the CB Business as conducted by the Company and CB Florida immediately prior to the Effective Time.

(ii) The IPO Registration Statement shall have been filed with the SEC, and there shall be no stop-order in effect with respect thereto, and no proceeding for that purpose shall have been instituted by the SEC.

(iii) The shares of CB Common Stock shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(iv) Reserved.

(viii) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation or the CB IPO or any of the other transactions contemplated by this Agreement shall be in effect.

(ix) Such other actions as the parties hereto may, based upon the advice of counsel, reasonably requested to be taken prior to the Separation in order to assure the successful completion of the Separation and the other transactions contemplated by this Agreement shall have been taken.

(x) This Agreement shall not have been terminated.

(xi) No event or development shall have occurred or exist or be expected to occur that, in the judgment of the Company’s Board of Directors, in its sole discretion, makes it inadvisable to effect the Share Exchange.

(xii) The $300,000 note payable from CB to the Company has been paid back in full as per Section 1.01(d).

(b) The foregoing conditions are for the sole benefit of the Company and shall not give rise to or create any duty on the part of the Company to waive or not waive such conditions or in any way limit the Company’s right to terminate this Agreement or alter the consequences of any such termination from those specified in such Article. This Agreement may only be terminated in accordance with Section 9.01.

4

ARTICLE III

THE DISTRIBUTION

3.01. Sole and Absolute Discretion; Cooperation.

(a) The Company shall effect the Distribution as promptly as possible following the Effective Time; provided, however, that prior to the Effective Time, the Company and CB may mutually determine whether to proceed with, the Distribution. The Company shall have the sole discretion to determine the declaration and payment dates of the Distribution at any time prior to the Effective Time, and the payment date as so determined by the Company is referred to herein as the “Distribution Date.” The Distribution will not take place unless the IPO Registration Statement is declared effective by the SEC.

(b) CB shall cooperate with the Company to accomplish the Distribution and shall, at the Company’s direction, promptly take any and all actions necessary or desirable to effect the Distribution.

3.02. Actions Prior to the Distribution.

Prior to the Distribution Date and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Securities Law Matters. The Company and CB shall prepare, prior to the Distribution, for the holders of shares of common stock of the Company, such information concerning CB, its business, operations and management, the Distribution and such other matters as the Company shall reasonably determine and as may be required by law. The Company and CB will prepare and file with the SEC any such documentation, which the Company and CB determine to be necessary or desirable to effectuate the Distribution, and the Company and CB shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. The IPO Registration Statement, being confidentially submitted, shall serve to have satisfied this requirement.

(b) The Distribution Agent. The Company shall enter into an agreement with ClearTrust, the Company’s transfer agent (the “Agent”), or otherwise provide instructions to the Agent regarding the Distribution.

3.03 Conditions to the Distribution.

(a) The consummation of the Distribution will be subject to the satisfaction, or waiver by the Company in its sole and absolute discretion, of the following conditions:

(i) The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws, including, but not limited to the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, in connection with the Distribution shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable governmental authority.

(ii) No order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution or any of the transactions related thereto shall be in effect, and no other event outside the control of the Company shall have occurred or failed to occur that prevents the consummation of the Distribution or any related transactions.

(iii) The shares of CB Common Stock shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(b) The foregoing conditions are for the sole benefit of the Company and shall not give rise to or create any duty on the part of the Company or the Company’s board to waive or not waive any such condition or in any way limit the Company’s right to terminate this Agreement or alter the consequences of any such termination from those specified herein. Any determination made by the Company’s board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 2.03(a) shall be conclusive and binding on the Parties. The Company’s ability to terminate this Agreement shall cease upon the effectiveness of the IPO Registration Statement.

5

3.04. The Distribution.

(a) Subject to Section 2.03, on or prior to the Distribution Date, the Company will instruct the Agent to transfer 2,000,000 of the shares of CB Common Stock for the benefit of holders of shares of common stock of the Company on a record date to be determined by the Company (the “Record Date”) to effect the Distribution, and shall cause the Agent to distribute, as of the Distribution Date, the appropriate number of whole shares of CB Common Stock to each such holder (the “Record Holder”) or designated transferee or transferees of any Record Holder by way of direct registration in book-entry form. The Distribution shall be effective as of the Distribution Date.

(b) Each Record Holder will be entitled to receive in the Distribution a number of whole shares of CB Common Stock equal to the number of shares of common stock of the Company held by such Record Holder on the Record Date multiplied by the distribution ratio to be determined by the Company, rounded up to the nearest whole number.

(c) Until the shares of CB Common Stock are duly transferred in accordance with this Section 3.04 and applicable law, from and after the Distribution Date, CB will regard the individuals or entities entitled to receive such shares of CB Common Stock in accordance with this Section 3.04 as record holders of shares of CB Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such individuals or entities. CB agrees that, subject to any transfers of such shares, from and after the Distribution Date, (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of CB Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the shares of CB Common Stock then held by such holder.

ARTICLE IV

COMPANY RELEASE; INDEMNIFICATION

4.01. Release of Pre-Separation Claims.

(a) Company Release of CB. Effective as of the Effective Time, the Company does hereby, for itself and each of its subsidiaries and their respective successors and assigns, and, to the extent permitted by law, all individuals who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of the Company (in each case, in their respective capacities as such), remise, release and forever discharge (i) CB and their respective successors and assigns, including CB Florida, and (ii) all stockholders, directors, officers, agents or employees of CB or CB Florida other than the Company (such persons released in this Section 4.01(a) shall be referred to as the “CB Persons”, in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all of the liabilities of the Company, (B) all liabilities arising from or in connection with the transactions and all other activities to implement the Separation, the Share Exchange, the CB IPO and the Distribution and (C) all damages arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to or following the Effective Time (whether or not such labilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the business of the Company or any liability of the Company (the “Company Liabilities”). To avoid ambiguity, the Company agrees that in the event that an action is brought against the Company related to the Separation, the Share Exchange, the CB IPO or the Distribution, the Company agrees not to bring any claim against CB or any CB Person.

(b) No Claims. The Company shall not make any claim or demand, or commence any judicial proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against CB, or any other CB Person released pursuant to Section 4.01(b), with respect to any CB Liabilities (as defined below) released pursuant to Section 4.01(b).

6

4.02. Indemnification by CB.

Except as otherwise specifically set forth in this Agreement, to the fullest extent permitted by Law, CB shall, indemnify, defend and hold harmless the Company and each stockholder, director, officer, agent or employees of the Company, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnitees”), from and against any and all liabilities of the Company Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any CB Business or CB Assets;

(b) any CB Liability;

(c) any failure of CB to pay, perform or otherwise promptly discharge any CB Liability in accordance with their terms, whether prior to, on or after the Effective Time; and

(d) any material breach by CB of this Agreement.

4.03. Indemnification by the Company.

Except as otherwise specifically set forth in this Agreement, to the fullest extent permitted by law, the Company shall, and shall cause the other members of the Company to, indemnify, defend and hold harmless CB and each CB Person or their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “CB Indemnitees”), from and against any and all liabilities of the CB Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Company Liability or the Company’s assets or business other than the CB Business or the CB Assets;

(b) any failure of the Company to pay, perform or otherwise promptly discharge any of the Company Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c) any breach by the Company of this Agreement;

(e) Company Taxes (as defined below);

(f) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement or any Prospectus (including in any amendments or supplements thereto), (ii) contained in any public filings made by the Company with the SEC following the date of the CB IPO, or (iii) provided by the Company to CB specifically for inclusion in CB’s annual or quarterly or current reports following the date of the CB IPO; and

(g) any action brought against CB relating to the CB IPO, the Separation, the Share Exchange or the Distribution.

4.04. Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any liability subject to indemnification (an “Indemnified Liability”), contribution or reimbursement pursuant to this Article IV will be net of any insurance proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any individual or entity by or on behalf of the Indemnitee (as defined below) in respect of any Indemnifiable Liability pursuant to an insurance policy (an “Insurance Policy”). Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any insurance proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any person by or on behalf of the Indemnitee in respect of the related Indemnified Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Indemnified Liability and subsequently receives any insurance proceeds or any other amounts in respect of such Indemnified Liability, then within ten (10) calendar days of receipt of such insurance proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the insurance proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

7

(b) The Parties agree that it is their intent that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement , have any subrogation rights with respect thereto, it being understood that no insurer or any other Indemnified Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Indemnified Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any action to collect or recover insurance proceeds, and an Indemnitee need not attempt to collect any insurance proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement.

4.05. Procedures for Indemnification of Third-Party Claims.

(a) Notice of Claims. If, at or following the Effective Time, an Indemnitee shall receive notice or otherwise learn of the assertion by an individual or entity who is not themselves an Indemnified Party (including any federal, state or foreign government of government agency (a “Governmental Authority”) who is not a subsidiary of the Company of any claim or of the commencement by any such person of any action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.02 or 4.03, or any other Section of this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within fourteen (14) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.05(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.05(a).

(b) Control of Defense. Subject to any insurer’s rights pursuant to an Insurance Policy of either Party, an Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided, that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim and specifying any reservations or exceptions to its defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim as provided in this Section 4.5(b) or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim. Notwithstanding anything herein to the contrary, to the extent a Third-Party Claim involves or would reasonably be expected to involve both an CB Liability and the Company Liability (collectively, a “Shared Third-Party Claim”), the Company shall have the sole right to defend and control such portion of any Action relating to such Third-Party Claim to the extent it relates to a the Company Liability, and CB shall have the sole right to defend and control such portion of any Action relating to such Third-Party Claim to the extent it relates to an CB Liability.

8

(c) Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.05(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim. In the event of a Shared Third-Party Claim, each Party shall be liable for the portion of the fees and expenses incurred by such Party in connection with the defense of such Shared Third-Party Claim that is equal to the relative portion of such Party’s Liability in respect of such Shared Third-Party Claim, and shall be entitled to seek any indemnification or reimbursement from the other Party for any fees or expenses incurred by such Party during the course of the defense of such Shared Third-Party Claim in excess of such fees and expenses that are the responsibility of such Party pursuant to this Agreement.

(d) No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law or the Indemnitee and provides for a full, unconditional and irrevocable release of the other Party and the Indemnitee(s) from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

4.06. Right of Contribution.

(a) Contribution. If any right of indemnification contained in Section 4.02 or Section 4.03 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Indemnified Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Indemnified Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnitee.

9

4.07. Limitation of an Indemnified Liability.

The indemnification includes all liabilities and expenses incurred in connection with a matter resulting in the right to indemnification, including without limitation, any reasonable fees for independent legal counsel and accountants. No Indemnitee shall be entitled to indemnification for any special, punitive or exemplary damages, except to the extent such damages are finally awarded and actually paid by the Indemnitee to a third party in connection with a Third Party Claim.

4.08. Survival of Indemnification.

The indemnification provisions in this Article IV shall survive until the expiration of the applicable statute of limitations, plus sixty days. The right to indemnification with respect to claims of which notice was given prior to the expiration of the applicable survival period shall survive such expiration until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

ARTICLE V

ACCESS TO INFORMATION; PRIVILEGE

Section 5.01. Financial Statements and Accounting.

(a) Each of CB and the Company agrees to provide the other Party and its auditors reasonable assistance and reasonable access to the properties, books and records, other information and personnel of each Party or any of its subsidiaries set forth in this Section 5.01, from the Effective Time until the completion of each Party’s respective audit for the fiscal year ending December 31, 2024, (i) in connection with the preparation and audit of each Party’s respective quarterly and annual financial statements for the fiscal year ended December 31, 2024, and (ii) to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Authority;

(b) CB shall authorize and request its auditors to make reasonably available to the Company’s auditors the personnel performing its annual audits and work papers related thereto (subject to the execution of any reasonable and customary access letters that such party’s auditors may require in connection with such review of such work papers), in all cases within a reasonable time prior to the Company’s auditors’ opinion date, so that the Company’s auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of CB’s auditors as it relates to the Company’s auditors’ report on CB’s financial statements, all within sufficient time to enable the Company to meet its timetable for the filing of its annual financial statements.

Section 5.02. Ownership of Information.

Any information owned by one Party or any of its subsidiaries that is provided to a requesting Party pursuant to this Article V shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

Section 5.03. Confidentiality.

Notwithstanding any termination of this Agreement, the Parties shall hold, and shall each cause its and their other respective officers, directors, accountants, agents or attorneys (“Representatives”) to hold, in strict confidence, and not to disclose or release or use, without the prior written consent of the other Party, any and all non-public information (“Confidential Information”) concerning the other Party; provided that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against the other Party, or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, tax returns or other disclosures required by applicable law, including the rules and regulations of any securities exchange such Party’s securities are traded on. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information.

10

Section 5.04. Limitation of Liability.

IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY OR ANY OF ITS SUBSIDIARIES FOR PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, INCLUDING LOSS OF FUTURE PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT TO THE EXTENT AWARDED BY A COURT OF COMPETENT JURISDICTION IN CONNECTION WITH A THIRD-PARTY CLAIM.

Section 5.05 Liability for Information Provided.

No Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Article V is found to be inaccurate, in the absence of intentional misconduct by the Party providing such information.

ARTICLE VI

CERTAIN OTHER MATTERS

Section 6.01. Insurance.

(a) The Company and CB agree that from and after the Effective Date they shall maintain their own insurance policies, except that the Company’s general liability policy shall cover CB to the extent that they share premises.

(b) CB shall notify the Company, as promptly as practicable, of any claim made by CB pursuant to this Section 6.01.

(c) Except as provided in Section 6.01(a), from and after the Effective Date, CB shall not have any rights to or under any of the Policies of the Company.

(d) This Agreement shall not be considered as an attempted assignment of any policy shared by and between the Company and CB or CB Florida or as a contract of insurance and shall not be construed to waive any right or remedy of the Company in respect of any policy shared by and between the Company and CB or CB Florida.

Section 6.02. Bulk Sales Laws.

Each Party hereby waives compliance with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to any of the transactions contemplated in this Agreement.

Section 6.03. Shared Employees and Premises.

(a) Reserved.

11

(b) Office and Facilities. Currently both the Company and CB share the same office premises and related facilities. The Company agrees that CB may maintain its presence at the current office location until such time as it is mutually agreed that CB requires its own office and facilities, or the Parties agree on a monthly sub-lease arrangement.

Section 6.04. Further Actions.

(a) Except as otherwise provided in this Agreement, the Parties shall use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law to execute and deliver the this Agreement, and such other documents and other papers as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement (the “Transaction Documents”).

(b) From time to time after the Effective Time, without additional consideration, each Party shall execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by the other Party to make effective the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the foregoing, upon reasonable request of a Party, the other Party shall execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and papers as may be required for the transfer of direct or indirect ownership of the applicable Transferred Assets, as contemplated by this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.01 Mutual Representations.

Each party hereto represents and warrants to the other that (i) it is duly authorized to enter into and perform this Agreement and has duly executed and delivered this Agreement, (ii) the execution, delivery and performance of its obligations under this Agreement will not conflict with or result in a breach of or default under or a violation of its or its subsidiaries’ organizational documents, any material contract to which it is a party or by which any of its assets or subsidiaries are bound or any order, judgment, decree, permit, statute, law, rule or regulation to which it or any of its subsidiaries is subject, and (iii) this Agreement constitutes its valid and binding obligation, enforceable in accordance with its terms, subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement generally of creditors’ rights and remedies, (B) general principles of equity (regardless of whether considered in a proceeding at law or in equity), including the discretion of any court of competent jurisdiction in granting specific performance or other equitable relief, and (C) an implied duty to take action and make determinations on a reasonable basis and in good faith.

Section 7.02 Company Representations and Warranties.

The Company represents and warrants to CB that (i) the assets and intellectual property of CB Florida include all tangible and intangible assets currently used in and necessary to conduct the CB Business as conducted by the Company and CB Florida immediately prior to the Effective Time (the “CB Assets”), including those assets accounted for in CB Florida’s audited balance sheet for the year ended December 31, 2023 (the “Balance Sheet”) as included in the IPO Registration Statement, and none of such CB Assets are owned by any other person, and (ii) the liabilities of CB Florida only consist of the liabilities exclusively related to the CB Business (the “CB Liabilities”) and such liabilities are all accounted for in the Balance Sheet and will be repaid in the normal course of business of CB. From and after the date of the Balance Sheet, CB Florida has not incurred any liabilities not in the ordinary course of the CB Business or unrelated to the CB Business. The IPO Registration Statement shall include all material changes in the CB Assets or CB Liabilities since the date of the Balance Sheet through the date of the prospectus included therein.

12

ARTICLE VIII

TAX MATTERS

Section 8.01. Tax Indemnification.

The Company shall be liable for, and shall indemnify and hold CB harmless from and against, any liability for taxes on the Company or imposed with respect to the income, receipts, property, profits, wages, capital, net worth, employees or operations of the Company attributable to any period prior to the Effective Time (the “Pre-Separation Tax Period”) (including, for the avoidance of doubt, any withholding taxes imposed on payments made by CB to the Company) (the “Company Taxes”). CB shall be liable for, and shall indemnify and hold harmless the Company from and against, any liability for taxes imposed on CB or imposed with respect to the income, receipts, property, profits, wages, capital, net worth, employees or operations of CB attributable to any period after the Separation, inclusive of the date of the Effective Time (the “Post-Separation Tax Period”) (including, for the avoidance of doubt, any withholding taxes) (the “CB Taxes”).

Section 8.02. Tax Contests.

Each Party shall promptly notify the other Party in writing upon receipt by such Party or any of its officers or directors of a written communication from any governmental authority responsible for the collection of taxes (a “Taxing Authority”) with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any taxes for which the other Party may be liable pursuant to this Agreement. In the case of any Tax Contest relating to the Company Taxes that is undertaken against CB, CB shall (i) use reasonable best efforts to keep the Company informed regarding the progress and substantive aspects of such Tax Contest, (ii) offer the Company a reasonable opportunity to comment before submitting to any Taxing Authority any written materials prepared or furnished in connection with such Tax Contest, and allow the Company to participate in any related meeting or telephonic conference with the applicable Taxing Authority and (iii) not settle or otherwise dispose of any item subject to such Tax Contest that could reasonably be expected to adversely affect the Company without obtaining the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. In the case of any Tax Contest relating to CB Taxes that is undertaken against the Company, the Company shall (i) use reasonable best efforts to keep CB informed regarding the progress and substantive aspects of such Tax Contest, (ii) offer CB a reasonable opportunity to comment before submitting to any Taxing Authority any written materials prepared or furnished in connection with such Tax Contest, and allow CB to participate in any related meeting or telephonic conference with the applicable Taxing Authority and (iii) not settle or otherwise dispose of any item subject to such Tax Contest that could reasonably be expected to adversely affect CB without obtaining the prior written consent of CB, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.03. Cooperation.

The Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates, including (i) preparation and filing of Tax returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Party and its Affiliates reasonably available to such other Party. Each Party shall also make available to the other Party, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Any information or documents provided under this Section 8.03 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax returns or in connection with any administrative or judicial proceedings relating to Taxes. In addition, in the event that a Party determines that the provision of any information or documents to the other Party could be commercially detrimental, violates any law or agreement or waive any Privilege, the Parties shall use commercially reasonable efforts to permit each other’s compliance with its obligations under this Section 8.03 in a manner that avoids any such harm or consequence.

13

ARTICLE IX

GENERAL PROVISIONS

Section 9.01. Termination.

This Agreement may be terminated and the Separation and the Distribution may be abandoned at any time prior to the Effective Time by and in the sole discretion of the Company; provided, however, that this Agreement and the Separation and the Distribution may not be terminated or abandoned following the effectiveness of the Registration Statement.

Section 9.02. Survival of Covenants.

Except as expressly set forth in this Agreement or any other Transaction Document, all covenants and agreements contained in this Agreement and each of the other Transaction Documents shall survive the Distribution and remain in full force and effect in accordance with their applicable terms.

Section 9.03. Expenses.

Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses.

Section 9.04. Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight mail, shall be deemed to have been duly given upon receipt) by delivery in person or overnight mail to the respective parties or delivery by electronic mail transmission (providing confirmation of transmission) to the respective Parties. Any notice sent by electronic mail transmission shall be deemed to have been given and received at the time of confirmation of transmission. However, if such electronic mail transmission is sent after 5:00 pm, Eastern Time, notice shall be deemed to have been given on the next business day. All notices, requests, claims, demands and other communications hereunder shall be addressed as follows, or to such other address or email address for a Party as shall be specified in a notice given in accordance with this Section 9.04:

(a) if to the Company:

Safety Shot, Inc.

1061 E. Indiantown Rd., Suite 110

Jupiter, FL 33477

Email: jboon@drinksafetyshot.com

Attention: Jarrett Boon

(b) if to CB or CB Florida:

Caring Brands, Inc.

1061 E. Indiantown Rd., Suite 110

Jupiter, FL 33477

Email: drwilson@caringbrands.com

Attention: Glynn Wilson

with a copy to (which shall not constitute notice):

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036 USA

Email: amarcus@srfc.law

Attention: Arthur Marcus

14

Section 9.05. Public Announcements.

From and after the Effective Time, the Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except: (a) as may be required by applicable law or applicable stock exchange regulation, in which case the Party that is so required shall, to the extent legally permissible, consult with the other Party before issuing such press release or making such public statement; (b) for disclosures made that are substantially consistent with disclosure contained in the IPO Registration Statement or related prospectus or any press release or public statement previously issued with the prior written consent of the other Party; or (c) as may pertain to disputes between CB, on one hand, and the Company on the other hand.

Section 9.06. Severability.

If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.

Section 9.07. Entire Agreement; Construction.

This Agreement constitutes the entire agreement of the Parties and their Affiliates (as defined below) with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof, including, but not limited to, the Original Agreement.

Section 9.08. Assignment.

This Agreement may not be assigned by a Party without the consent of the other Party; provided that a Party may assign this Agreement or any of its rights and obligations hereunder to an entity that controls, is controlled by, or is under common control with such Party (an “Affiliate”) without the consent of the other Party provided that (a) no such assignment shall relieve the assignor of any of its obligations hereunder and (b) such rights shall be assigned back to the assigning Party if such Affiliate ceases to be an Affiliate of the assigning Party; provided, however, that this Agreement may not be assigned following the pricing of the CB IPO. Any attempted assignment that is not in accordance with this Section 9.08 shall be null and void.

Section 9.09. Amendment.

This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each Party that expressly references the Section of this Agreement to be amended or (b) by a waiver in accordance with Section 9.10.

15

Section 9.10. Waiver.

Any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other Party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 9.11. Specific Performance.

The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by the other Party of any obligation contained in this Agreement, the non-breaching Party shall be entitled to (a) an order of specific performance to enforce the observance and performance of such obligation and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that the non-breaching Party shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.12. Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any applicable principles of conflict of laws that would cause the laws of another state to otherwise govern this Agreement.

Section 9.13. Waiver of Jury Trial.

EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION AMONG THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

Section 9.14. No Duplication; No Double Recovery.

Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of or resulting from the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of Article IV).

Section 9.15. Mutual Drafting.

The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 9.16. Counterparts.

This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

16

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

SAFETY SHOT, INC. (Delaware Corporation)

By:	/s/ Jarrett Boon
Name:	Jarrett Boon
Title:	Chief Executive Officer

CARING BRANDS, INC (Nevada Corporation)

By:	/s/ Glynn Wilson
Name:	Glynn Wilson
Title:	Chief Executive Officer

CARING BRANDS, INC (Florida Corporation)

By:	/s/
Name:
Title:	Chief Executive Officer

Shareholder Representative

By:	/s/ Brian S. John
Name:	Brian S. John

[Signature Page to Stock Exchange Agreement]

17

SCHEDULE I

CB Florida Shareholders

Name	Number of Shares